EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN ICOS WASHINGTON CORPORATION,

A WASHINGTON CORPORATION,

AND

ICOS CORPORATION,

A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of July 22, 2005 (this “Agreement”) is between ICOS Washington Corporation, a Washington corporation (“ICOS Washington”), and ICOS Corporation, a Delaware corporation (“ICOS Delaware”). ICOS Washington and ICOS Delaware are also referred to herein as the “Constituent Corporations.”

RECITALS

A. ICOS Washington is a corporation duly organized and existing under the laws of the state of Washington and has authorized capital of 102,000,000 shares, $0.01 par value per share, of which 100,000,000 shares are designated “Common Stock” and 2,000,000 shares are designated “Preferred Stock,” of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock (“Washington Series A Preferred”). As of the date hereof, 100 shares of Common Stock were issued and outstanding, all of which are held by ICOS Delaware, and no shares of Preferred Stock were issued and outstanding.

B. ICOS Delaware is a corporation duly organized and existing under the laws of the state of Delaware and has authorized capital of 102,000,000 shares, $0.01 par value per share, of which 100,000,000 are designated “Common Stock” and 2,000,000 shares are designated “Preferred Stock,” of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock (“Delaware Series A Preferred”). As of July 19, 2005, 64,033,187 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding.

C. The Board of Directors of ICOS Delaware has determined that, for the purpose of effecting the reincorporation of ICOS Delaware in the state of Washington, it is advisable and in the best interests of ICOS Delaware and its stockholders that ICOS Delaware merge with and into ICOS Washington upon the terms and conditions herein provided.

D. The respective Boards of Directors of ICOS Delaware and ICOS Washington have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and sole shareholder, and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ICOS Delaware and ICOS Washington hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I.

MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Washington Business Corporation Act, ICOS Delaware shall be merged with and into ICOS Washington (the “Merger”), the separate existence of ICOS Delaware shall cease and ICOS Washington shall survive the Merger and shall continue to be governed by the laws of the state of Washington, and ICOS Washington shall be, and is herein also referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be changed to ICOS Corporation.

1.2 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

(a) This Agreement and the Merger shall have been adopted and approved by the stockholders of ICOS Delaware and the sole shareholder of ICOS Washington, in accordance with the respective requirements of the Delaware General Corporation Law and the Washington Business Corporation Act;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

(c) Executed Articles of Merger shall have been filed with the Washington Secretary of State; and

(d) An executed Certificate of Ownership and Merger shall have been filed with the Delaware Secretary of State.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of ICOS Delaware shall cease and ICOS Washington, as the Surviving Corporation, shall (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger; (ii) be subject to all actions previously taken by its and ICOS Delaware’s Board of Directors; (iii) succeed, without other transfer, to all of the assets, rights, powers and property of ICOS Delaware in the manner as more fully set forth in Chapter 23B.11.060 of the Washington Business Corporation Act; (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of ICOS Delaware in the same manner as if ICOS Washington had itself incurred them, all as more fully provided under the applicable provisions of the Washington Business Corporation Act and the Delaware General Corporation Law.

II.

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Articles of Incorporation. The Articles of Incorporation of ICOS Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, except that Article 1 of the Articles of Incorporation of the Surviving Corporation is hereby amended in its entirety to read as follows:

“ARTICLE I. NAME

The name of this Corporation is ICOS Corporation.”

2.2 Bylaws. The Bylaws of ICOS Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors of ICOS Delaware immediately prior to the Effective Date of the Merger shall each become, at the Effective Date of the Merger, a Director of the Surviving Corporation to serve as a director of the corresponding class in which such director served in ICOS Delaware, for the terms of office to which each was elected or appointed to the Board of Directors of ICOS Delaware or until their death, resignation or removal from office or as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation. The officers of ICOS Delaware immediately prior to the Effective Date of the Merger shall be the officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation.

III.

MANNER OF CONVERSION OF STOCK

3.1 ICOS Delaware Common Stock. Upon the Effective Date of the Merger, each share of ICOS Delaware Common Stock, $0.01 par value per share (together with the rights (the “Delaware Rights”) associated with each such share to purchase shares of Delaware Series A Preferred, which rights are issued pursuant to that certain Rights Agreement, dated as of August 9, 2002 (the “Rights Agreement”), by and between ICOS Delaware and Mellon Investor Services LLC) issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into and exchanged for one fully paid and nonassessable share of Common Stock, $0.01 par value per share (together with a right (a “Washington Right”) to purchase a share of Washington Series A Preferred pursuant to the Rights Agreement, which shall be assumed by ICOS Washington (as described below)).

3.2 ICOS Delaware Options and Stock Purchase Rights. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the stock option plans (including, without limitation, the 1989 Stock Option Plan, the 1991 Stock Option Plan for Nonemployee Directors and the 1999 Stock Option Plan) and all other employee benefit plans of ICOS Delaware. Each outstanding and unexercised option or other right to purchase a security convertible into ICOS Delaware Common Stock shall become an option or right to purchase the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of ICOS Delaware Common Stock issuable pursuant to any such option or stock purchase right, on the same terms and conditions as set forth in the stock option plans, other employee benefit plans and/or as provided in the respective option or stock purchase agreements governing such option or stock purchase right, and at an exercise price per share equal to the exercise price applicable to any such ICOS Delaware option or stock purchase right at the Effective Date of the Merger. It is the intention of the parties that the stock options of ICOS Delaware assumed by the Surviving Corporation qualify following the Effective Date of the Merger as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to the extent that the stock options of ICOS Delaware qualified as incentive stock options immediately prior to the Effective Date of the Merger. At the Effective Date of the Merger, ICOS Delaware shall assign to the Surviving Corporation any and all rights of repurchase pertaining to shares of ICOS Washington Common Stock issued upon exercise of stock options, warrants, stock purchase rights and otherwise.

3.3 ICOS Delaware Convertible Notes. Upon the Effective Date of the Merger, the Surviving Corporation shall assume all of ICOS Delaware’s obligations under and pursuant to that certain Indenture dated as of June 20, 2003 from ICOS Delaware to Wells Fargo Bank, National Association, Trustee (the “Indenture”) and the 2% Convertible Subordinated Notes Due July 1, 2023 issued thereunder (the “Notes”). Each outstanding Note shall become an obligation of the Surviving Corporation and shall be convertible into the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of ICOS Delaware Common Stock issuable upon conversion of any such Note, on the same terms and conditions as set forth in the Indenture and the Note, and at a conversion price equal to the conversion price applicable to any such Note at the Effective Date of the Merger.

3.4 Reservation of Shares. A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights or convertible securities equal to the number of shares of ICOS Delaware Common Stock so reserved immediately prior to the Effective Date of the Merger.

3.5 Assumption of the Rights Agreement. Upon the effectiveness of the Merger, ICOS Washington hereby agrees to assume the obligations of ICOS Delaware under the Rights Agreement; provided, however, that each Delaware Right outstanding under the Rights Agreement shall be converted into a Washington Right, as provided in Section 3.1.

3.6 ICOS Washington Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $0.01 par value per share, of ICOS Washington issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by ICOS Washington, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares of the Surviving Corporation.

3.7 Certificates. After the Effective Date of the Merger, (a) each outstanding certificate theretofore representing shares of ICOS Delaware Common Stock shall be deemed for all purposes to represent the same number of whole shares of the Surviving Corporation’s Common Stock.

IV.

GENERAL

4.1 Covenants of ICOS Washington. ICOS Washington covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a corporation in the state of Washington and in connection therewith appoint a registered agent as required under the provisions of Chapter 23B.05 of the Washington Business Corporation Act;

(b) File any and all documents with the Delaware Secretary of State necessary for the assumption by ICOS Washington of all of the franchise tax liabilities of ICOS Delaware;

(c) Execute and deliver a Supplemental Indenture as required by Article VI of the Indenture for the purpose of effecting the assumption of the Notes in accordance with the Indenture; and

(d) Take such other actions as may be required by the Washington Business Corporation Act.

4.2 Further Assurances. From time to time, as and when required by ICOS Washington or by its successors or assigns, there shall be executed and delivered on behalf of ICOS Delaware such deeds and other instruments, and there shall be taken or caused to be taken by ICOS Washington and ICOS Delaware such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by ICOS Washington the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ICOS Delaware and otherwise to carry out the purposes of this Agreement, and the officers and directors of ICOS Washington are fully authorized in the name and on behalf of ICOS Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either ICOS Delaware or ICOS Washington, or both, notwithstanding the approval of this Agreement by the stockholders of ICOS Delaware or by the sole shareholder of ICOS Washington, or by both.

4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of Delaware and Washington, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

4.5 Registered Office. The registered office of the Surviving Corporation in the state of Washington is located at 520 Pike Street, Seattle, Washington 98101.

4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 22021 20th Avenue S.E., Bothell, Washington 98021 and copies thereof will be furnished to any shareholder of either Constituent Corporation upon request and without cost.

4.7 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the state of Washington and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

4.8 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of ICOS Washington and ICOS Delaware, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunder duly authorized.

ICOS WASHINGTON CORPORATION,
a Washington corporation

By:	/s/ PAUL N. CLARK
Paul N. Clark
Chairman of the Board of Directors, Chief Executive Officer and President

ICOS CORPORATION,
a Delaware corporation

By:	/s/ PAUL N. CLARK
Paul N. Clark
Chairman of the Board of Directors, Chief Executive Officer and President